Exhibit 99.1

Minutes of the Meeting of Board of Directors

Integrity Life Insurance Company

November 14, 1990

A meeting of the Board of Directors of Integrity Life Insurance Company was held at 1325 Avenue of the Americas, New York, New York, on Wednesday, November 14, 1990 at 5:00 p.m.

Present:  Directors Grodnick, Kent, Maisano, Smith and Tomlinson.

Absent:  Director Cimino and Hoskins.

The following Officers of the Corporation were in attendance:  Vice President and General Counsel Hersh, Vice President, Controller and Treasurer Beckoff and Vice President and Secretary Meineke.

Chairman of the Board Maisano presided as Chairman of the meeting.

…

On motion duly made and seconded, the following resolutions were adopted:

WHEREAS, It is desired that the Company have available funding vehicles for certain of its variable annuity contracts; and

WHEREAS, Section 20-651 of the Arizona Insurance Law permits the establishment of one or more separate accounts to serve as funding vehicles for variable annuity contracts;

NOW, THEREFORE, BE IT

RESOLVED, That, pursuant to Section 20-651 of the Insurance Laws of the State of Arizona, the Board of  Directors hereby authorizes the establishment by the Chief Executive Officer from time to time of separate accounts of the Company to serve as funding mediums for variable annuity contracts issued or to be issued by the Company (each a “Separate Account”);

FURTHER RESOLVED, That each Separate Account shall be evidenced by a certificate signed by the Chief Executive Officer of the Company, which shall refer to this authorizing resolution and specify the name of the Separate Account, the date of its creation and the form number of the variable annuity contract for which the Separate Account shall serve as a funding medium, and which certificate, as amended from time to time, shall be filed with the minutes of this meeting of the Board of Directors;

FURTHER RESOLVED, That the fundamental investment policy of each Separate Account shall be to invest or reinvest the assets of the Separate Account in securities issued by one or more investment companies registered under the Investment Company Act of 1940 (the “1940 Act”), and such underlying investment company or companies for each Separate Account shall be approved by the Investment Committee of this Board of Directors;

FURTHER RESOLVED, That the Officers of the Company are authorized to prepare, negotiate and execute on behalf of the Company and each Separate Account agreements, in form and substance approved by such Officers, with any registered investment company in which the Separate Account invests, the underwriter of shares of such investment company or any distributor of the related variable annuity contracts in connection with the Separate Account’s purchase of investment company shares and the distribution of the Company’s contracts.

FURTHER RESOLVED, That the Officers of the Company are authorized in their discretion from time to time, and in accordance with applicable laws and regulations, to divide each Separate Account into divisions, and to delete, add to, or modify such divisions, in order to carry out the fundamental investment policy of the Separate Account;

FURTHER RESOLVED, That the Officers of the Company are authorized to prepare, execute and file with the Securities and Exchange Commission (the “SEC”) all documents, including without limitation notifications, registration statements and amendments thereto, periodic and other reports, applications for exemptions, and requests for no-action or interpretive letters, and to take such other action, which in the opinion of such Officers are necessary or advisable to register and maintain the registration of each Separate Account and the units therein under the Securities Act of 1933 (the “1933 Act”), the 1940 Act and the rules and regulations under both such Acts;

FURTHER RESOLVED, That the Officers of the Company are authorized to prepare, execute and file all documents, including without limitation registration statements, applications, applications for exemptions, affidavits and consents to service of process, and to take such other action, which in the opinion of such Officers are necessary or advisable under applicable state insurance or securities laws, including blue sky provisions, and rules and regulations thereunder;

FURTHER RESOLVED, That the Officers of the Company are authorized to invest cash or securities in each Separate Account or any division thereof to facilitate the commencement of operations of the Separate Account or division or comply with minimum capital requirements under the 1940 Act or applicable state laws, to provide for the investment management services they deem necessary or advisable in connection with such investments, and to withdraw or transfer such investments when permitted by applicable laws and regulations;

FURTHER RESOLVED, That the income, gains and losses (whether or not realized) from assets allocated to each Separate Account shall, in accordance with the related variable annuity contract, be credited to or charged against such Separate Account without regard to the other income, gains or losses of the Company;

FURTHER RESOLVED, That the Officers of the Company are authorized to assess against each Separate  Account or the divisions hereof charges for mortality and expense risks, administrative expenses and other costs, relating to the contracts funded through the Separate Account, at rates or in amounts which they deem necessary or advisable and where are in compliance with applicable state insurance laws, the 1940 Act, rules and regulations thereunder, or any exemptions, no-action or interpretive letters or other relief issued or granted by the SEC;

FURTHER RESOLVED, That the Chief Executive Officer of the Company is hereby appointed as agent for service of process in connection with any applications, registration statements or other documents prepared and filed by or on behalf of any Separate Account;

FURTHER RESOLVED, That the Officers of the Company are authorized with respect to each Separate Account to provide for such custodial or depository arrangements for the assets of the Separate Account as the Officers of the Company deem necessary or advisable;

FURTHER RESOLVED, That the fiscal year for each Separate Account shall end on the thirty-first day of December in each year;

FURTHER RESOLVED, That the independent public accountants for each Separate Account shall be Deloitte & Touche, unless this Board of Directors shall specify otherwise;

FURTHER RESOLVED, That the net asset value of units representing interests in each Separate Account shall be computed on each day during which the Company is open for business and the New York Stock Exchange is open for trading, unless the rules and regulations of the SEC or the provisions of the 1940 Act shall require a different time for valuation, in which case the time for computing net asset value of units shall be such different time for valuation; and

FURTHER RESOLVED, That the Officers of the Company are authorized to take such actions as may be necessary or advisable to carry out the intent and purpose of the foregoing resolutions.

…

Correct:	\s\ Charlotte Meineke	, Secretary

Charlotte Meineke

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

Pursuant to an authorizing resolution of the Board of Directors of Integrity Life Insurance Company adopted on November 14, 1990, Separate Account SF is hereby established as of the date hereof.  Separate Account SF shall serve as a funding medium for individual annuity contracts and/or group variable annuity certificates.

IN WITNESS WHEREOF, I have executed this Certificate on the 21st day of May 1992.

/s/ Franklin Maisano

President and Chief Financial Officer

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

INTEGRITY LIFE INSURANCE COMPANY

December 16, 1994

The undersigned, being all the members of the Board of Directors (the “Board”) of INTEGRITY LIFE INSURANCE COMPANY, an Arizona corporation (“Integrity”), in accordance with Section 10-044 of the General Corporation Law of the State of Arizona, hereby consent to the adoption of the following resolutions as if such resolutions had been adopted at a duly convened meeting of the Board:

VARIABLE ANNUITY SEPARATE ACCOUNT NAME CHANGES

WHEREAS, the officers of Integrity Life Insurance Company (“Integrity”) have determined that Integrity’s existing variable annuity separate accounts should be renamed to reflect the chronological order in which such separate accounts were established, and that the variable life separate account and fixed guarantee period option separate account should be renamed to more accurately reflect the nature of such accounts.

NOW, THEREFORE, BE IT:

RESOLVED, that Integrity’s Separate Account INA, established May 19, 1986, shall be named Separate Account I, but may also be known as Separate Account INA.

RESOLVED FURTHER, that Integrity’s Separate Account SF, established May 21, 1992, shall be named Separate Account II, but may also be known as Separate Account SF.

RESOLVED FURTHER, that Integrity’s Separate Account IN, established July 24, 1985, shall be named Separate Account VUL, but may also be known as Separate Account IN.

RESOLVED FURTHER, that Integrity’s Separate Account IMV, established May 21, 1992, shall be named Separate Account GPO, but may also be known as Separate Account IMV.

IN WITNESS WHEREOF, this Consent may be signed in one or more counterparts and shall be effective as of the day and year first above written.

/s/ Martin H. Ruby	/s/ John Franco

/s/ Frank V. Sica	/s/ James S. Cole

/s/ Emad A. Zikry	/s/ David R. Ramsay

UNANIMOUS WRITTEN CONSENT IN LIEU OF A SPECIAL MEETING

OF THE BOARD OF DIRECTORS OF INTEGRITY LIFE INSURANCE COMPANY

March 9, 1999

The undersigned, being all of the members in office of the Board of Directors of Integrity Life Insurance Company, an Ohio stock life insurance corporation (the “Corporation”), in accordance with Section 1701.54 of the General Corporation Law of the State of Ohio, hereby take the following actions and consent to the adoption of the following resolutions by unanimous written consent as if such actions had been taken and resolutions had been adopted at a duly consented meeting of the Board of Directors of the Corporation:

Reestablishment of Separate Accounts

WHEREAS, Section 3907.15 of the Ohio Insurance Law permits the establishment by a domestic life insurance company of one or more separate accounts, and permits the allocation to such separate accounts of any amounts which are to be applied to provide benefits or other contractual payments payable in fixed or variable dollar amounts, or both, in connection with policies, annuities or other contracts whether on an individual or group basis.

NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to Section 3907.15 of the Ohio Insurance Law, the Separate Accounts named below which support various variable annuity contracts (the “Contracts”), are hereby reestablished under Ohio law, effective December 31, 1994:

Separate Account I established May 19, 1986

Separate Account II established May 21, 1992

Separate Account III established August 19, 1994

FURTHER RESOLVED, that the portion of the assets held in such separate accounts equal to the reserves and other contractual liabilities under the Contracts shall not be chargeable with liabilities arising out of any other business of the Corporation; and

FURTHER RESOLVED, that the provisions of those Board Resolutions authorizing and establishing Separate Accounts I, II, and III, which are not contrary hereto, shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Consent of the Board of Directors as of the 9th day of March, 1999.  This Consent may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same Consent.

/s/ Mark A. Adkins

/s/ William H. Guth

/s/ John R. Lindholm

/s/ Susan M. McEntire

/s/ John R. McGeeney

/s/ Martin H. Ruby